Exhibit 10.3
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE
CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN
REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE
WITH TWO ASTERISKS (**).
Execution Copy
GAS PROCESSING AGREEMENT
(MEMBER-AFFILIATE)
     This Gas Processing Agreement (“Agreement”) is made and entered into this 6th day of September, 2008, by and between CHIPETA PROCESSING LLC (“Processor”) and KERR-MCGEE OIL & GAS ONSHORE LP (“Producer”). Processor and Producer may be referred to individually as a “Party” and collectively as “Parties.”
     Section 1. Scope of Agreement and General Terms and Conditions. Producer agrees to deliver Gas, and Processor agrees to receive and process Gas and to redeliver Residue Gas and Plant Products, all in accordance with this Agreement. The Parties acknowledge that the Chipeta Processing Plant currently has a 250 MMcf/d refrigeration processing facility and that Processor currently plans to add cryogenic processing facilities to the Chipeta Processing Plant. This Agreement incorporates and is subject to all of the General Terms and Conditions attached hereto, together with all Exhibits attached hereto, which Exhibits are incorporated herein by this reference.
     Section 2. Effective Date. The date on which the obligations and duties of the Parties shall commence, being the “Effective Date,” shall be June 1, 2008.
     Section 3. Term. This Agreement shall remain in full force and effect for a “Primary Term” of fifteen years (15) following the Effective Date, and shall continue thereafter year to year, until terminated by either Party at the end of the Primary Term or at the end of any one-year renewal period thereafter. Termination shall be effected by one Party giving written notice of termination to the other Party at least thirty (30) days in advance of the then applicable date of termination.
     Section 4. Fees and Consideration.
     A. As full consideration for the services hereunder, Producer shall pay the applicable fees specified below and Processor shall redeliver to Producer the following:
          i. Processor shall redeliver at the Redelivery Point(s), for further handling by Producer, Producer’s allocated Residue Gas.
          ii. Processor shall redeliver at the Redelivery Point(s), for disposal by Producer, Producer’s allocated Plant Products. Producer will sell its share of Plant Products to Anadarko Energy Services Company (“AESC”) under a separate agreement at the OPIS weighted average monthly posted product prices for Mont Belvieu for the Accounting Period in which the Plant Products were redelivered to Producer less (i) MAPL transportation charges paid by AESC for delivery of the Plant Products to Mont Belvieu; (ii) Mont Belvieu fractionation charges paid by AESC and (iii) 1¢ per gallon.

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          iii. The quantity of each Plant Product attributable to Producer’s Gas shall be determined for each Process by the following formula:
          Quantity of Applicable Plant Product = A*B*C
          Where:
A = the gallons of each respective Plant Product per Mcf, as determined from the chromatographic analysis specified in Article 5.5 of the General Terms and Conditions; and
          B = Producer’s Receipt Point(s) Volume in Mcf delivered to each Process; and
          C = the Fixed Recovery Percentage for the applicable Product.
          iv. For each Receipt Point, the Plant Products Thermal Content shall be the total of the products of (A) the allocated gallons of each Plant Product multiplied by (B) the Gross Heating Value per gallon for each such Plant Product as published in the Standard Table of Physical Constants of Paraffin Hydrocarbons in GPA Publication 2145-95, “fuel as ideal Gas,” as the same might be revised from time to time.
          v. Producer shall be charged for Processing Plant Fuel Thermal Content, Processing Plant Flare Gas Thermal Content and Lost and Unaccounted For Gas Thermal Content which totaled together shall equal “FL&U”. FL&U shall initially be a fixed ** percent ( ** %) of the Producer’s Receipt Point Thermal Content and shall be redetermined each January 1 and July 1 beginning on January 1, 2009, based on the actual FL&U during periods of normal operation of the Processing Plant over the previous six month period.
          vi. Producer’s share of Residue Gas will be equal to the sum of the Receipt Point(s) Thermal Content minus the total quantity of all Plant Product Thermal Content attributable to Producer’s Gas as calculated in Section 4.A.iv., above, minus Producer’s share of FL&U.
          vii. Producer shall pay to Processor a processing fee equal to the Receipt Point Thermal Content multiplied by $ ** (“Processing Fee”); provided that in the event ** , then the Processing Fee shall be increased as follows:
**
          viii. The Processing Fee described in this Section will be adjusted on an annual basis in proportion to the percentage change, from the preceding calendar year, in the Consumer Price Index — All Urban Consumers (“CPI-U Index”) as published by the U.S. Department of Labor Bureau of Labor Statistics. The foregoing adjustment shall be made effective January 1, 2010 and each January 1 thereafter. In no event will the adjustment result in a decrease of the Processing Fee from the last effective amount of the Processing Fee. In the event that the CPI-U Index ceases to be published, Processor shall substitute a comparable alternative index in lieu thereof.

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     B. The Residue Gas redelivered to Producer pursuant to Section 4.A., above, shall be disposed of by Producer in accordance with the provisions of Exhibit C, attached hereto and made a part hereof.
     Section 5. Special Provisions.
     A. It shall be Producer’s responsibility to make all necessary arrangements, at Producer’s sole cost and expense, to deliver Producer’s Gas to the Receipt Points.
     B. The Parties acknowledge that Kerr-McGee Oil & Gas Onshore LP (“Kerr-McGee”), Ute Energy, LLC (“Ute Energy”) and the Ute Indian Tribe of the Uintah and Ouray Reservation (the “Tribe,” together with Kerr-McGee and Ute Energy, “Producer Affiliates”) are producing Gas in the Uintah Basin. The Parties further acknowledge that Processor does not currently have sufficient capacity to process all of this Gas. Hence, from the Effective Date and until the earlier of (i) three years thereafter or (ii) such time as the Processor has sufficient capacity to process Gas dedicated to the Plant by Producer Affiliates, Processor will, upon request, dedicate Plant capacity as follows: (x) up to 90% to Kerr-McGee, (y) up to 5% to Ute Energy and (z) up to 5% to the Tribe; provided, however, if Ute Energy and/or the Tribe do not use any or all of the capacity allocated to them pursuant to this Section 5.B., then Kerr-McGee shall be entitled, upon request, to utilize this unused capacity.
     C. Amounts of Producer’s Gas in excess of that amount that can be processed in the Plant shall be released from this Agreement.
     Section 6. Notices. All notices, statements, invoices or other communications required or permitted between the Parties shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, or facsimile to the other Party at the designated address or facsimile numbers. Normal operating instructions can be delivered by telephone or other agreed means. Notice of events of Force Majeure may be made by telephone and confirmed in writing within a reasonable time after the telephonic notice. Monthly statements, invoices, payments and other communications shall be deemed delivered when actually received. Either Party may change its address or facsimile and telephone numbers upon written notice to the other Party:
     Producer:
Address:
Kerr-McGee Oil & Gas Onshore LP
PO Box 173779
Denver, CO 80217-3779
Attention: Contract Administration
Telephone Number: (720) 929-6000
Facsimile Number: (720) 929-3906
     Processor:
Address:
Chipeta Processing LLC
PO Box 173779
Denver, CO 80217-3779
Attention: Contract Administration
Telephone Number: (720) 929-6000
Facsimile Number: (720) 929-3906

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     Section 7. Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one instrument. Facsimile, PDF and other similar signatures shall be treated for all purposes as though they were originals.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

KERR-MCGEE OIL & GAS ONSHORE LP			CHIPETA PROCESSING LLC

By:	/s/ Bradley T. Miller		By:	/s/ Danny J. Rea

	Name:	Bradley T. Miller		Name:	Danny J. Rea
	Title:	General Manager		Title:	Vice President, Midstream

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GENERAL TERMS AND CONDITIONS
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP as “Producer”
and
Chipeta Processing LLC as “Processor”
Dated:
ARTICLE 1: DEFINITIONS
Accounting Period. The period commencing at 12:01 a.m., Mountain Time, on the first day of a calendar month and ending at 12:01 a.m., Mountain Time, on the first day of the next succeeding month.
Affiliate. Has the meaning assigned to such term in the Chipeta LLC Agreement.
Btu. The amount of heat required to raise the temperature of 1 pound of water from 59°F to 60°F.
Bypass Gas. Any Gas that is bypassed around the Processing Plant and is therefore not processed.
Chipeta Processing Plant. Processor’s Gas processing plant located in the Southeast Quarter, Northeast Quarter, Section 15, Township 9 South, Range 22 East, Uintah County, Utah.
Cubic Foot. The volume of Gas contained in one Cubic Foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60° F.
Dedication Area. As shown on Exhibit E Producer dedicates the lands and leases within the outlined area in Exhibit E subject to a depth limitation of the Mesa Verde formation.
Fixed Recovery Percentage. The fixed recovery percentage set forth in Exhibit D as applied to the applicable Plant Product and Process.
FL&U. Shall be calculated as set forth in Section 4.A.v. of the Agreement
Force Majeure. Any cause or condition not within the commercially reasonable control of the Party claiming suspension and which by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome.
Flare Gas. All Gas measured or estimated and released to the atmosphere.
Gas. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state at the Receipt Point.
Gross Heating Value. The number of Btu’s produced by the combustion, on a saturated basis and at a constant pressure, of the amount of the Gas which would occupy a volume of 1 Cubic Foot at a temperature of 60°F and at a pressure of 14.73 psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.
Indemnifying Party and Indemnified Party. As defined in Article 9, below.
Interests. Any right, title, or interest in lands and the right to produce oil and/or Gas therefrom whether arising from fee ownership, working interest ownership, mineral ownership, deed, lease, assignment, or otherwise, or arising from any pooling, unitization or communitization of any of the foregoing rights; excluding, however, (i) rights of one entity to sell Gas attributable to working interests of other entities and (ii) Gas purchased by Producer from other parties.

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Liquids or Liquid Hydrocarbons. All hydrocarbons (except those hydrocarbons separated from the Gas stream by conventional single stage, mechanical field separation methods) or any mixture that may be extracted from Producer’s Gas other than methane.
Losses. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty asserted by a third party unaffiliated with the Party incurring such, and which is incurred by the applicable Indemnified Party on account of injuries (including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.
Lost and Unaccounted For Gas. Any Gas lost or otherwise not accounted for incident to or occasioned by the processing or compressing and redelivery of Gas, as applicable, including Gas released through leaks, instrumentation, relief valves, unmeasured flares, ruptured pipelines, and blow downs of pipelines, vessels, and equipment.
Mcf. 1,000 Cubic Feet.
MMBtu. 1,000,000 Btu’s.
MMcf/d. 1,000,000 Cubic Feet per day.
Plant Products. Commercial sulfur, carbon dioxide, nitrogen, helium, argon, other inert gases, ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, pentanes plus, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane included in any Plant Products, which are separated, extracted, or condensed from Gas processed in the Processing Plant.
Person. An individual, estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, association, master limited partnership or any other entity.
Process. The means whereby Producer’s Gas is processed for the removal of Liquid Hydrocarbons or if not processed, bypassed. Producer’s Gas shall be processed or bypassed according to the priority set forth in Article 6.1.
Processing Plant or Plant. The Chipeta Processing Plant.
Processing Plant Fuel. All Gas measured and utilized as fuel in the Processing Plant and the recompression or compression of the Gas into the Redelivery Point. When Processor uses electric power in lieu of Gas fuel then the electricity costs shall be allocated to these services and shall be billed as part of the fuel percentage at the then current sale price of Gas.
Producer’s Gas. All Gas attributable to Producer’s Interest.
Receipt Point(s). The inlet flange of the custody transfer meter(s) where Gas is delivered to Processor, as designated on Exhibit A.
Receipt Point Thermal Content. The Thermal Content of the Gas delivered to Processor by Producer at the Receipt Point.
Redelivery Point. The point(s) at which Residue and/or Bypass Gas is redelivered to Producer, or to Producer’s designee, or to others entitled thereto, by Processor, as designated on Exhibit B
Residue Gas. That portion of the Gas delivered to the Processing Plant that remains after processing.
Taxes. All gross production, severance, conservation, ad valorem and similar or other taxes measured by or based upon production, together with all taxes on the right or privilege of ownership of the Gas, or upon the handling, transmission, compression, processing, treating, conditioning, distribution, sale, delivery or redelivery of the Gas, including all of the foregoing now existing or in the future imposed or promulgated.
Thermal Content. For Gas, the product of the measured volume in Mcf multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtu’s; and for

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a liquid, the product of the measured volume in gallons multiplied by the gross heating value per gallon.
ARTICLE 2: PRODUCER COMMITMENTS AND OBLIGATIONS
2.1. Producer hereby commits and agrees to deliver at the Receipt Points all Gas now or hereafter produced from all wells now or hereafter located within the Dedication Area attributable to Interests now owned or hereafter acquired by Producer, or from wells located on lands pooled, unitized or communitized with any portion of the Dedication Area.
2.2. Producer shall require any purchaser, assignee or other transferee of any portion of Producer’s Interests to ratify this Agreement and to expressly assume and agree to the terms hereof to the extent of the portion of those Interests acquired from Producer by that party.
2.3 Producer shall not process the Gas for recovery of Liquids or Liquefiable Hydrocarbons.
2.4 Each November 30th, or more often if requested by Processor, Producer will supply Processor with a minimum two year projection of the volumes of Producer’s Gas anticipated to be delivered for processing under this Agreement. Such projections shall be subject to validation by Processor and the validated volumes will form the basis for the capacity anticipated to be provided for Producer’s Gas under this Agreement. Producer and Processor will discuss the projections together with any expected shortfalls, as necessary, in an effort to ensure that capacity for Producer’s Gas is provided for. If Processor is unable to accommodate Producer’s capacity requirements, Processor will temporarily release such Gas. If Producer ultimately has Gas for delivery in excess of Producer’s validated projections, Processor will only be required to handle such volumes on a space available basis, in which event (i) Processor makes no commitments concerning the Process preferences set forth in Article 6.1 for such excess volumes, and (ii) if there is not space available for such volumes, Processor will temporarily release those volumes.
ARTICLE 3: OPERATION OF PROCESSOR’S PROCESSING PLANT
3.1. Subject to the other provisions of this Agreement, Processor shall receive into the Processing Plant all Gas that meets the otherwise applicable conditions under this Agreement, when tendered in accordance with this Agreement.
3.2. If Gas available from all Receipt Points, including Producer’s and others’, upstream of any inlet to the Processing Plant exceeds the capacity of the Processing Plant at such point, Processor shall be obligated to receive Gas ratably from all Receipt Points, including Producer’s and others’, delivering Gas to the Processing Plant Upstream of such point.
3.3. During any period when (i) all or any portion of the Processing Plant is shut down because of mechanical failure, maintenance or repairs, non-routine operating conditions, or Force Majeure; or (ii) the Gas available for receipt exceeds the capacity of the Processing Plant; or (iii) Processor determines that the operation of all or any portion of the Processing Plant may cause injury or harm to persons or property or to the integrity of the Processing Plant, Producer’s Gas may be curtailed on a ratable basis, or if applicable, bypassed around the affected Processing Plant on a ratable basis.
3.4. Producer shall deliver Gas at a reasonably uniform rate of flow, or Producer shall accept and follow a schedule for delivery of Producer’s Gas to be established by Processor.
3.5. Producer shall deliver Gas, or cause Gas to be delivered hereunder, at a pressure sufficient to enter the inlet to the Processing Plant at the prevailing pressures.
ARTICLE 4: GAS QUALITY
4.1. Gas delivered by Producer to the Receipt Point(s):
a. Shall be commercially free from dust, gums, gum-forming constituents, dirt,

3 of General Terms and Condition

impurities, or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with proper operation of the Processing Plant or the pipelines, regulators, meters, or other equipment of transporters receiving Producer’s Gas;
b. Shall not contain more than .25 grain of hydrogen sulphide per 100 cubic feet of Gas;
c. Shall not contain more than 5 grains of total sulphur (including the sulphur in any hydrogen sulphide and mercaptans) per 100 cubic feet;
d. Shall not at any time have an oxygen content in excess of 10 parts per million by volume, and the Parties hereto shall make every reasonable effort to keep the Gas free of oxygen;
e. Shall be delivered at a temperature not in excess of 120 degrees Fahrenheit or less than 20 degrees Fahrenheit;
f. Shall not contain more than 3 percent by volume of carbon dioxide;
g. Shall not contain water vapor in excess of 5 pounds per million cubic feet of Gas;
h. Shall have a Gross Heating Value of not less than 1000 Btu per Cubic Foot;
i. Shall not contain measurable quantities of EPA listed hazardous substances, as specified in Chapter 40, Code of Federal Regulations, Section 302.4, Appendix A; provided, this specification shall not pertain to any constituent in the Gas expressly subject to another specification in this list; and
j. Except for hydrocarbon content, shall not exceed any of the specifications of the downstream pipelines at the Redelivery Points as they may exist from time to time.
4.2. If Gas tendered by Producer fails to meet any one or more of the above specifications from time to time, then:
a. Processor may take receipt of the non-conforming Gas, and that receipt shall not be construed as a waiver or change of standards for future Gas volumes; or
b. Processor may, at its sole discretion, cease receiving the non-conforming Gas from Producer, and shall notify Producer that it has, or will, cease receiving the non-conforming Gas.
4.3. If the Gas as delivered contains contaminants not in conformance with the specifications in Section 4.1, then Producer shall be responsible for, and shall reimburse Processor for all actual expenses, damages and costs resulting therefrom.
ARTICLE 5: MEASUREMENT EQUIPMENT AND PROCEDURES
5.1. All Gas measurements required hereunder shall be made with equipment of standard make to be furnished, installed, operated, and maintained by Processor in accordance with the recommendations set forth in the A.G.A. Gas Measurement Committee Report Number Three latest edition for orifice meters (or the A.G.A. Gas Measurement Committee Report Number Seven latest edition, for turbine meters or industry standards for other meters). Producer, or others having Producer’s consent, may, at Producer’s option and expense, install and operate measuring equipment upstream of the measuring equipment to check the measuring equipment, provided the installation of the check measuring equipment in no way interferes with the operation of the measuring equipment.
5.2. All Gas volume measurements shall be based on the actual atmospheric pressure. The factors used in computing Gas volumes from orifice meter measurements shall be the latest factors published by the AGA. These factors shall include:
a. a basic orifice factor;
b. a pressure base factor based on a pressure base of 14.73 psia;

4 of General Terms and Condition

c. a temperature base factor based on a temperature base of 60oF;
d. a flowing temperature factor, based on the flowing temperature as measured by an industry accepted recording device, if, at Processor’s option, a recording device has been installed, otherwise the temperature shall be assumed to be 60oF;
e. a super compressibility factor, obtained from the latest AGA Manual for the Determination of Super Compressibility Factors for Natural Gas (AGA 8); and
f. a specific gravity factor, based on the specific gravity of the Gas as determined by Ranarex, or any method adopted as standard by the Gas Processors Association.
5.3. Processor shall test the accuracy of its measuring equipment at least monthly. Additional test(s) shall be promptly performed upon notification by either Party to the other. If any additional test requested by Producer indicates that no inaccuracy of more than 2% exists, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then Producer shall reimburse Processor for all its direct costs in connection with that additional test, within 15 days following receipt of a detailed invoice and supporting documentation setting forth those costs.
5.4. If, upon test, any measuring equipment is found to be in error by an amount not exceeding 2%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, previous recordings of that equipment shall be considered correct in computing deliveries hereunder. If the measuring equipment shall be found to be in error by an amount exceeding 2%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of that equipment since the last preceding test shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, the correction shall be for a period extending back one-half of the time elapsed since the last test. In the event a correction is required for previous deliveries, the volumes delivered shall be calculated by the first of the following methods which is feasible: (i) by using the registration of any check meter or meters if installed and accurately registering; or (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (iii) by estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.
5.5. The composition and Gross Heating Value of any Gas stream required to be measured shall be determined by Processor monthly, or more often if deemed necessary by Processor, using a proportionate to flow sampler located at the point where the measurement equipment is located, by chromatographic analysis, or by some other method mutually acceptable to the Parties. Should Producer request more frequent determinations, the cost of those determinations will be paid by Producer.
5.6. The Gross Heating Value of the Gas shall be corrected for water vapor content in accordance with GPA 181 and 2172. Gas having a water vapor content of greater than seven (7) pounds per MMcf shall be considered fully saturated. Gas having a water vapor content of less than or equal to seven (7) pounds per MMcf shall be considered dry.
5.7. Each Party, at its sole risk and liability, shall have the right to be present for any installing, reading, cleaning, changing, repairing, testing, calibrating and/or adjusting of either Party’s measuring equipment.
ARTICLE 6: ALLOCATIONS
6.1 For each Accounting Period the total inlet volumes will be allocated between the Processes used during that Accounting Period. ** The methods of Process recovery used during the Accounting Period shall determine the applicable Fixed Recovery Percentage(s) used to allocate Plant Products to Producer. The Parties agree to revise the Recovery Percentage

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Table set forth on Exhibit D from time to time based upon actual experience.
ARTICLE 7: PAYMENTS
7.1. Processor shall provide Producer with a statement explaining fully how all consideration due (including deductions) under the terms of this Agreement was determined not later than the last day of the Accounting Period following the Accounting Period for which the consideration is due.
7.2. Any sums due Processor under this Agreement shall be paid no later than 15 days following the date of the statement furnished under 7.1, above. Late payments shall accrue interest at the rate of 1.5% per month until paid. If Producer is more than 10 days late in making any payment or if Processor has reasonable grounds for insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by Producer (including, without limitation, a material change in the creditworthiness of Producer), then in addition to all other rights and remedies of Processor, Processor may (i) sell for Producer’s account Plant Products and Residue Gas otherwise deliverable to Producer pursuant to this Agreement and apply amounts received against Producer’s account, (ii) setoff amounts owing by Processor or its Affiliates to Producer pursuant to this Agreement or any other agreement against amounts owing by Producer to Processor pursuant to this Agreement; or (iii) cease receiving Producer’s Gas until Producer’s account is brought current, with interest.
7.3. Either Party, on 30 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, allocation, measurement, computation, charge, or payment made under or pursuant to this Agreement. The scope of any audit shall be limited to transactions affecting the Gas hereunder within the immediate geographic region of the Processing Plant, and shall be limited to the 24-month period immediately prior to the month in which the audit is requested. However, no audit may include any time period for which a prior audit hereunder was conducted, and no audit may occur more frequently than once each 12 months. All statements, allocations, measurements, computations, charges, or payments made in any period prior to the 24-month period immediately prior to the month in which the audit is requested, or made in any 24-month period for which the audit is requested but for which a written claim for adjustments is not made within 90 days after the audit is requested, shall be conclusively deemed true and correct and shall be final for all purposes. To the extent that the foregoing varies from any applicable statute of limitations, the Parties expressly waive all such other applicable statutes of limitations.
ARTICLE 8: FORCE MAJEURE
8.1. In the event a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with commercially reasonable diligence. The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure, within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event. The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.
ARTICLE 9: LIABILITY AND INDEMNIFICATION
9.1. As between the Parties hereto, Producer and any of its designees shall be deemed to be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, until that Gas is

6 of General Terms and Condition

delivered to the Receipt Point, and after the Gas is redelivered to Producer at the Redelivery Point.
9.2. As between the Parties hereto, Processor and any of its designees shall be deemed to be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, after that Gas is delivered at the Receipt Point and until the Gas is redelivered to Producer at the Redelivery Point.
9.3. Each Party (“Indemnifying Party”) hereby covenants and agrees with the other Party, and its Affiliates, and each of their directors, officers and employees (“Indemnified Parties”), that except to the extent caused by the Indemnified Parties’ gross negligence or willful misconduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses arise from or are related to: (a) the Indemnifying Party’s facilities; or (b) the Indemnifying Party’s possession and control of the Gas.
ARTICLE 10: TITLE
10.1. Producer represents and warrants that it owns, or has the right to commit, all Gas committed under this Agreement and to deliver that Gas to the Receipt Points for the purposes of this Agreement, free and clear of all liens, encumbrances and adverse claims. If the title to Gas delivered by Producer hereunder is disputed or is involved in any legal action, Processor shall have the right to withhold payment (without interest), or cease receiving the Gas, to the extent of the interest disputed or involved in legal action, during the pendency of the action or until title is freed from the dispute, or until Producer furnishes, or causes to be furnished, indemnification to save Processor harmless from all claims arising out of the dispute or action, including penalties and interest, with surety acceptable to Processor. Producer hereby indemnifies Processor against and holds Processor harmless from any and all Losses arising out of or related to any breach of the foregoing representation and warranty.
10.2. Title to all Gas, including all constituents thereof, shall remain in Producer at all times; provided, title to all Gas comprising Processing Plant Fuel or Lost and Unaccounted For Gas shall pass to Processor at the Receipt Point(s).
10.3. Producer retains title to all carbon dioxide removed from Producer’s gas whether removed by Producer or Processor. If Processor removes carbon dioxide from Producer’s gas and Producer has not made arrangements to utilize, market or dispose of such carbon dioxide, Processor shall dispose of Producer’s carbon dioxide by venting unless such venting is prohibited by law, rule or regulation. If Processor is requested by Producer to deliver Producer’s carbon dioxide rather than to vent it, a fee acceptable to Processor shall be negotiated prior to Processor delivering Producer’s carbon dioxide. If venting Producer’s carbon dioxide is ever disallowed for any reason or is deemed to be uneconomic by Processor in Processor’s sole discretion, Producer shall promptly make alternate arrangements to utilize, market or dispose of Producer’s carbon dioxide at Producer’s sole cost and expense and shall reimburse Processor for any costs incurred by Processor in delivering or disposing of Producer’s carbon dioxide. Producer shall release, indemnify and defend Processor from and against any and all damages, claims, actions, expenses, penalties and liabilities, including attorney’s fees, arising from personal injury, death, property damage, environmental damage, pollution or contamination relating to the utilization, marketing or disposal of Producer’s carbon dioxide. This paragraph does not, by itself, obligate Processor to treat Producer’s gas for removal of carbon dioxide.
ARTICLE 11: UNPROFITABLE GAS OR OPERATIONS
11.1. In the event it has become unprofitable for Processor to continue to operate its Processing Plant for a period of at least 2 consecutive Accounting Periods, and Processor reasonably

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determines that the unprofitable operations of its Processing Plant will likely continue, Processor shall have the right to give Producer a written notice of unprofitability, which notice shall include sufficient documentation to substantiate the claim of unprofitability. Processor may terminate this Agreement upon the expiration of 30 days following the written notice of unprofitable operations.
ARTICLE 12: ROYALTY AND TAXES
12.1. Producer shall have the sole and exclusive obligation and liability for the payment to all persons due any proceeds derived from the Gas delivered under this Agreement, including royalties, overriding royalties, and similar interests, in accordance with the provisions of the leases or agreements creating those rights to proceeds. In no event will Processor have any obligation to those persons due any of those proceeds of production attributable to the Gas under this Agreement.
12.2. Producer shall pay and be responsible for all Taxes levied against or with respect to Gas delivered or services provided under this Agreement. Processor shall under no circumstances become liable for those Taxes, unless designated to remit those Taxes on behalf of Producer by any duly constituted jurisdictional agency having authority to impose such obligations on Processor, in which event the amount of those Taxes remitted on Producer’s behalf shall (a) be reimbursed by Producer upon receipt of invoice, with corresponding documentation from Processor setting forth such payments, or (b) deducted from amounts otherwise due Producer under this Agreement.
12.3. Producer hereby agrees to defend and indemnify and hold Processor harmless from and against any and all Losses, arising from any payments made by Producer in accordance with Sections 12.1 and 12.2, above, including, without limitation, Losses arising from claims for the nonpayment, mispayment, or wrongful calculation of such payments.
ARTICLE 13: MISCELLANEOUS
13.1. The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
13.2. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles. This Agreement shall further be construed in accordance with the Uniform Commercial Code as from time to time in effect in Colorado; provided, if any provisions of this Agreement contradict, vary or are inconsistent with the applicable provisions of the Uniform Commercial Code or other applicable law, then, to the extent permitted by law, the applicable provisions of this Agreement shall constitute a waiver of the those provisions of the Uniform Commercial Code or other applicable law.
13.3. This Agreement shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, covered by this Agreement. No assignment of this Agreement shall be binding on either of the Parties until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other Party. Further, if Producer is the assigning or transferring Party, Producer shall notify its assignee of the existence of this Agreement and obtain the ratification required above, prior to such assignment. No assignment by either Party shall relieve that Party of its continuing obligations and duties hereunder without the express consent of the other Party.
13.4. The Parties agree to keep the terms of this Agreement confidential and not disclose the same to any other persons, firms or entities without the prior written consent of the other Party; provided, the foregoing shall not apply to disclosures compelled by law or court order; or to disclosures to a Party’s financial advisors, consultants, attorneys, banks, institutional investors and prospective purchasers of

8 of General Terms and Condition

property, provided those persons, firms or entities likewise agree to keep this Agreement confidential.
13.5. Any change, modification or alteration of this Agreement shall be in writing and signed by the Parties. No course of dealing between the Parties shall be construed to alter the terms of this Agreement.
13.6. This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.
13.7. NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

9 of General Terms and Condition

LIST OF EXHIBITS

EXHIBIT A	RECEIPT POINTS

EXHIBIT B	REDELIVERY POINTS

EXHIBIT C	NOMINATION AND BALANCING PROCEDURES

EXHIBIT D	FIXED RECOVERY PERCENTAGES

EXHIBIT E	DEDICATION AREA

EXHIBIT A
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP, as “Producer”
and
Chipeta Processing LLC, as “Processor”
Dated:
RECEIPT POINTS
Interconnect between Anadarko Midstream Uintah LLC’s 24” lateral and the Plant
Interconnect between Anadarko Midstream Uintah LLC’s field compressor station off of QGM ML 43 and the Plant
Interconnect between Three Rivers Gathering Company’s lateral and the Plant
Other Interconnects as mutually agreed to

1 of Exhibits

EXHIBIT B
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP, as “Producer”
and
Chipeta Processing LLC, as “Processor”
Dated:
REDELIVERY POINTS
Residue Gas
Anabuttes point of interconnect with the mainline of Colorado Interstate Gas Company
Golden Dome point of interconnect with the mainline of Wyoming Interstate Company
Point of interconnect with Questar Gas Management
Point of interconnect with the mainline of Questar Pipeline Corporation
Plant Products
Plant tailgate liquid meter(s).

2 of Exhibits

EXHIBIT C
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP, as “Producer”
and
Chipeta Processing LLC, as “Processor”
NOMINATION AND BALANCING PROCEDURES
1. PRODUCER’S OBLIGATION TO TAKE IN-KIND
     1.1. Producer shall at all times have the obligation for receiving its share of Residue Gas at the Redelivery Point and arranging for the transportation, marketing or further disposition of that Gas on a daily basis.
2. NOMINATION PROCEDURES
     2.1. Pursuant to the terms of this Agreement, the Nomination Procedures detailed in this Exhibit will be utilized to cover all nominations made by Producer hereunder. All nominations must be made by either Producer or Producer’s designee. The parties’ objective is to minimize imbalances affecting Gas attributable to Producer and sustain the flow of Gas through the Processing Plant. Should transporters receiving Producer’s Gas revise their nomination requirements in a manner that conflicts with the nomination procedures herein, the parties agree to negotiate such changes to the nomination procedures herein as are reasonably required.
3. MONTHLY SCHEDULING OF GAS
     3.1. By 1:00 p.m. Mountain Time (MT), at least 5 business days prior to the start of each Accounting Period or initial delivery of Gas, Producer will inform the Gas Control Department (GCD) of the amount of Gas to be delivered by Producer at each Receipt Point and of Producer’s nomination for Gas to be delivered at the Redelivery Point. Such nomination shall be submitted to Processor by facsimile or electronic mail in a form available upon request from Processor. Incomplete nominations will not be accepted.
     3.2. By 1:00 p.m. MT, 4 business days prior to the start of each Accounting Period or initial delivery of Gas, Processor will notify Producer if the nomination from Producer specified above is different from the volume that Processor will confirm at the Redelivery Point on behalf of Producer. Processor will use its best efforts to work closely with Producer to arrive at a confirmed nomination that best estimates Producer’s current production adjusted for relief of existing imbalance, if any. Imbalance adjustments may be limited by the downstream pipeline’s acceptance of such adjustments.
     3.3. If, following the initial nomination, Processor determines, using the best information available, including, but not limited to, measurement charts, electronically transmitted data from EFM’s, and pipeline confirmations, that Producer should adjust its nominations, then Processor will not be required to confirm any nomination that is greater or less than Processor’s estimate of Producer’s Gas availability, and Processor will notify Producer and Producer will be required to adjust nominations in accordance with Processor’s request. Failure by Producer to adjust said nominations may result in Processor reducing Producer’s nominations with the downstream pipeline or a shut-in of Producer’s wells in order to balance Gas flow with nominations. Both parties will use their best efforts to keep Producer’s Gas position in balance while maintaining Gas flow, including without limitation, such periodic reporting of relevant data as may be required to timely adjust nominations.

3 of Exhibits

4. DAILY SCHEDULING OF GAS
     4.1. Daily nomination changes must be conveyed by facsimile to the GCD on a completed Nomination Request Form, or such other form as is acceptable to Processor, by 9:30 a.m. MT on the business day prior to the effective date of that nomination.
     4.2. If, following any daily nomination, Processor determines, using the best information available, including, but not limited to, measurement charts, electronically transmitted data from EFM’s, and pipeline confirmations, that Producer should adjust its nomination, then Processor will not be required to confirm any nomination that is greater or less than Processor’s estimate of Producer’s Gas availability, except as may be necessary to correct any imbalance which may be determined to exist at that time, and Processor will notify Producer and Producer will be required to adjust its nomination in accordance with Processor’s request. Both parties will use their best efforts to keep Producer’s Gas position in balance while maintaining Gas flow, including without limitation, such periodic reporting of relevant data as may be required to timely adjust a nomination.
     4.3. Producer will promptly advise Processor when Producer’s market(s) or other dispositions of Producer’s Gas are interrupted or curtailed and Producer shall change its nominations accordingly.
5. BALANCING PROCEDURES
     5.1. Producer will inform Processor of the amount of Gas to be delivered by Producer at each Receipt Point and of Producer’s nomination for Gas to be delivered at the Redelivery Point, in accordance with the nomination procedures described above, as same may be amended from time to time. In the event that Producer does not, on a daily basis, arrange for the sale, transportation and disposition of its Gas at the Redelivery Point, or if Producer nominates for sale Gas volumes in a greater or lesser amount than Producer’s share of the Gas at the Redelivery Point, then a condition of imbalance shall exist. A “Positive Imbalance” is the volume by which Producer’s share of the Gas allocated pursuant to this Agreement is in excess of the confirmed nominated pipeline Gas sales volumes disposed of by Producer or Producer’s designee. A “Negative Imbalance” is the volume by which Producer’s share of the Gas allocated pursuant to this Agreement is less than the confirmed nominated pipeline Gas sales volumes disposed of by Producer or Producer’s designee. Processor and Producer shall work to minimize any imbalance and agree to exchange pertinent information in writing in good faith in an attempt to minimize the imbalance. As soon as practicable Processor shall provide Producer written notice that Producer has a condition of imbalance during any Accounting Period, and Producer shall take immediate corrective action to conform Producer’s nominations to Producer’s physical flows adjusted for relief of existing imbalance, if requested by Processor. Imbalance adjustments may be limited by the downstream pipeline’s acceptance of such adjustments.
     5.2. In the event a Positive Imbalance exists at any time during any Accounting Period which is not reasonably within the control of Processor (provided, in no event will Processor have any obligation to secure markets for Producer’s Gas in order to eliminate or reduce an imbalance), and that imbalance is greater than 5% of Producer’s current nomination for that Accounting Period, at any time during the Accounting Period and after 2 days notice and opportunity for Producer to correct same, Processor, at its sole discretion may sell Producers Positive Imbalance at a price commensurate with prices generally available at the time of the sale, and remit the proceeds, if any, to Producer, less any transportation, compression, or storage charges assessed Processor, and less a $.10/MMBTU marketing fee paid by Producer to Processor.
     5.3. Processor shall have the option to “cash out” any Positive Imbalance or Negative Imbalance existing at the end of any Accounting Period and adjust the imbalance to zero. If Processor elects to exercise such option, Processor will purchase from Producer the Positive Imbalance, and

4 of Exhibits

Processor will sell to Producer the Negative Imbalance, for an equivalent price and terms as contained in any of the Processing Plant’s then existing balancing agreements with Processor’s downstream Gas transporter(s).
     5.4. Processor shall invoice Producer for Producer’s proportional share of any or all imbalance or variance penalties which are caused in total or in part by Producer or Producer’s designee, that may be imposed or levied by the residue pipelines at the Redelivery Point.
     5.5. Should transporters receiving Producer’s Gas revise their balancing requirements in a manner that conflicts with the balancing procedures contained herein or results in an economic disadvantage to Processor, the parties agree to negotiate changes to the balancing procedures herein as are reasonably required to eliminate the conflict or alleviate the economic disadvantage.
6. COMMUNICATION WITH GAS CONTROL DEPARTMENT
     6.1 Communication with the GCD shall be directed as follows:
Anadarko Uintah Midstream, LLC
Attention: Gas Control Department
PO Box 173779
Denver, CO 80217-3779
Telephone: (720) 929-6340
8:00 a.m. to 5:00 p.m. MT
Facsimile: (720) 929-7340

5 of Exhibits

EXHIBIT D
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP, as “Producer”
and
Chipeta Processing LLC, as “Processor”
FIXED RECOVERY PERCENTAGE TABLE

Component	Cryo Recovery %	Refrig Recovery %	Offsite Recovery %	By Pass Recovery %

N2
CO2
C1	**	**	**	**
C2	**	**	**	**
C3	**	**	**	**
i-C4	**	**	**	**
n-C4	**	**	**	**
i-C5	**	**	**	**
n-C5	**	**	**	**
C6+	**	**	**	**

6 of Exhibits

EXHIBIT E
Attached to and made a part of that certain
Gas Processing Agreement
between
Kerr-McGee Oil & Gas Onshore LP, as “Producer”
and
Chipeta Processing LLC, as “Processor”
DEDICATION AREA
Producer dedicates its Gas, now or herein after, owned, controlled and produced by Producer within the Dedicated Area or from the Dedicated Wells. The Dedicated Wells are producing Wells in which Producer owns or controls Gas and which are connected to the System now or in the future. The Dedication Area will extend to a one mile radius of the Dedicated Wells or the existing System (“Dedication Area”). The Dedication Area will expand as Dedicated Wells are added and the System is expanded to connect the Dedicated Wells. This dedication is not intended to be a covenant running with the land.
Capitalized terms not defined in the foregoing paragraph in the Agreement to which this Exhibit E is appended:
“System” means gas owned by Producer or its Affiliates and located in the Uintah Basin, Utah which make-up the System, including future additions or modifications to the System.
“Wells” means any well classified as a Gas well or an oil well by the governmental authority having jurisdiction.

7 of Exhibits